PAULA S. MORELLI, CPA P.C.
21 MARTHA STREET
FREEPORT, NY 11520
(516) 378-4258

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

To the Audit Committee of the
Board of Directors
World Web Publishing.com Corp.

I consent to the inclusion in this Form S-1 of my report relating to the financial statements of World Web Publishing.com Corp.

Paula S. Morelli CPA
Paula S. Morelli CPA P.C.

Freeport, New York
July 8, 2008